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                            [ROPES & GRAY LETTERHEAD]




                                                      October 27, 1988



NASL Series Trust
695 Atlantic Avenue
Boston, Massachusetts 02111


Gentlemen:

       We have acted as Massachusetts counsel to NASL Series Trust (the "Trust") in connection with its organization as a Massachusetts business trust.

       In connection with this opinion, we have examined:

       (i) A copy of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 certified by the Secretary of State of The Commonwealth of Massachusetts.

       (ii) A certificate of the Secretary of State of The Commonwealth of Massachusetts dated October 25, 1988 as to the Trust documents on file, and certifying as to the authority of the Trust to exercise in The Commonwealth of Massachusetts all of the powers recited in the Agreement and Declaration of Trust, and to transact business in said Commonwealth.

       (iii) A copy of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 certified by the Clerk of the City of Boston.

       (iv) A certificate of the Clerk of the City of Boston dated October 25, 1988 as to the Trust documents on file.

       (v) A copy of the Bylaws of the Trust certified by the Secretary of the Trust.





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ROPES & GRAY

    NASL Series Trust                      -2-                 October 27, 1988



       (vi) A certificate of the Secretary of the Trust dated October 27, 1988, as to certain actions of the Trustees of the Trust, and certifying, among other things, that the initial shareholder of the Trust was, at the time of issuance of the initial share of beneficial interest of the Trust to her, a resident of The Commonwealth of Massachusetts, that the Agreement and Declaration of Trust of the Trust was executed within The Commonwealth of Massachusetts, that the initial meeting of the Trustees of the Trust was held within The Commonwealth of Massachusetts, and that the Trust has maintained an office within the Commonwealth of Massachusetts since its organization.

       (vii) Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

       In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

       We have made such examination of Massachusetts Law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts. In giving this opinion, we are not passing on the compliance by the Trust or by any person with applicable federal or state securities laws, including without limitation Massachusetts "Blue Sky" laws, in connection with the sale of shares of beneficial interest of the Trust.

       Based on, and subject to, the foregoing, it is our opinion that the Trust is, under the laws of The Commonwealth of Massachusetts, a duly established and validly existing unincorporated voluntary association with transferable shares (commonly known as a "Massachusetts business trust").

       You have advised us that the Trust is about to file with the Securities and Exchange Commission a post-effective amendment (the "Amendment") to the registration statement of NASL Series Fund, Inc. under the Securities Act of 1933, as amended (the "1933 Act"), relating to the issuance of shares of beneficial interest (the "Shares") of six series of Shares





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ROPES & GRAY

    NASL Series Trust                      -3-                 October 27, 1988



of the Trust, namely, the Equity Trust, the Bond Trust, the Money Market Trust, the Global Equity Trust, the Global Government Bond Trust, and the Convertible Securities Trust. Based upon and subject to the foregoing and such advice, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of each such series, and that when the Shares are issued and sold for the consideration described in the Amendment and equal to at least the par value thereof, they will be validly issued, fully paid, and nonassessable by the Trust.

       The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Agreement and Declaration of Trust of the Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate, and undertaking made or issued by the Trustees or officers of the Trust. The Agreement and Declaration of Trust provides for indemnification out of the property of the particular series of Shares for all loss and expense of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

       We consent to the filing of this opinion as an exhibit to the Amendment.




                                                  Very truly yours,


                                                  /s/ Ropes & Gray
                                                  ----------------------------
                                                  Ropes & Gray